Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Brien Gately
Financial Relations Board
312-640-6757
bgately@frbir.com

COBRA ELECTRONICS ANNOUNCES CHANGE

IN MOBILE NAVIGATION STRATEGY

Remains Focused on Leading Products and Selected Opportunities with PPL Technology

Plans Fourth Quarter Charge of $7.4 to $7.7 million

CHICAGO, IL – DECEMBER 12, 2007 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today announced a major change in its mobile navigation strategy, ceasing all future development of mass marketed products. Instead, the company will limit its efforts to unique mobile navigation products sold into niche markets with specialized and focused distribution. Additionally, when such products are launched, the company plans to employ lower cost sourcing arrangements, utilizing the Performance Products Limited (“PPL”) platform or that of other qualified vendors.

The company’s decision to discontinue future development of mobile navigation products for the highly competitive mass market is based upon rapid technological change, price deflation that has been faster than anticipated, continuing high development costs and substantial delays in introducing new products that have adversely affected profitability and customer relations. Cobra will continue to fully support all of its mobile navigation products that are currently in the marketplace, including retail promotions, technical support for consumers and normal warranty service claims. In conjunction with today’s announcement, Cobra will write off the intellectual property associated with its proprietary software platform. Additionally, the company’s inventories of earlier generation mobile navigation products are being written down to anticipated market value and reserves are being increased to accommodate the disposition of product returns by means other than returning them to vendors for credit against new products. In total, the charge against earnings for the fourth quarter is anticipated to be approximately $7.4 to $7.7 million, although the company emphasized that this is an estimate based on information currently available to management and that these estimates will be refined prior to the company reporting earnings for the fourth quarter.

Cobra Mobile Navigation Strategy - 2

“Cobra has not achieved profitability in the mobile navigation category for several reasons. The competitive environment for portable navigation devices has intensified and thus further pushed out prospects for positive returns on our investment,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Drastically lower selling prices are being driven by the largest competitors attempting to gain market share, along with emerging players struggling for shelf space and exiting players liquidating inventory. Moreover, consumers are still struggling to adopt this technology, as characterized by high return rates for the overall category. The result of these high return rates is significant back-end costs to manage and resell returned products. Finally, Cobra has experienced difficulties in adapting our platform, resulting in higher than anticipated development costs and significant delays in getting new products to market. While these challenges may have been surmountable, they are exacerbated by the pending acquisitions by our competitors of the two principal content providers to the mobile navigation industry, Navteq and TeleAtlas, which are likely to create further competitive disruptions, both in pricing and features. It has become increasingly clear that participants in this mass market category will require scale and significant capital to compete effectively. As a result, Cobra will no longer develop mobile navigation products designed to compete in these channels.”

The Cobra segment’s financial results have been adversely impacted by the GPS and mobile navigation product lines. Through the third quarter of 2007, the segment had a loss from operations of $2.4 million but would have had operating income of $907,000 if not for the losses incurred in mobile navigation. In 2006, the segment reported an operating loss of $2.4 million; absent the losses incurred in the mobile navigation and GPS product lines, Cobra would have had operating income of $2.0 million. “It is evident that the challenges of the mobile navigation business have obscured the health of Cobra’s other product lines,” said Mr. Bazet. “The profitability of Cobra’s core business is a reflection of our leading market positions and continued innovation in each of our other lines.”

The anticipated charge to earnings will be comprised primarily of the book value of intellectual property that it is estimated will be on the books as of December 31, 2007. Additionally, Cobra will establish reserves to account for both lower selling prices required to accelerate the sales of existing in-house inventories of earlier generation, or end-of-life products, and the disposition of product returns that will occur in the ordinary course of business but will now be disposed of through liquidation rather than through a return to vendor program for credit against new units.

Although comprised primarily of non-cash items, the charge to earnings resulting from the actions announced today would have resulted in a violation of certain covenants in Cobra’s loan agreement absent a waiver that was received from the company’s lenders. The company and its lenders have agreed to review and, as necessary, restructure the existing loan agreement by mid-February 2008.

Mr. Bazet concluded, “While Cobra has made a strategic decision to discontinue development of mobile navigation products for the mass market using our proprietary platform, we will pursue profitable niche opportunities involving products derived from those marketed successfully by PPL or those sourced from other vendors. This strategy will entail lower development expenses, product features that are appropriately valued by the target consumer and sold through channels with lower anticipated return rates. As we look to the future, we expect that the profitability and cash flows of our core business lines will provide the opportunity to pay down debt, invest in new product opportunities and pursue selected acquisitions. Our goal is to unlock greater value for our shareholders from the assets behind the Cobra brands - category leadership, broad distribution channels, and now an expanding operating base of European operations. “

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Cobra will be conducting an investor conference call on December 12, 2007 at 11:00 a.m. EST to discuss today’s announcement. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

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Reconciliation of GAAP Operating Loss to Adjusted Operating Earnings

Cobra Business Segment

(Dollars in Thousands)

For the Nine Months Ended September 30, 2007

	Actual	Mobile Navigation/ GPS Product Lines (1)	Adjusted
Net Sales	$100,080	$6,165	$93,915
Cost of Sales	78,147	8,240	69,907

Gross Profit	21,933	(2,075)	24,008
Selling, general and administrative expense	24,287	1,186	23,101

Earnings (loss) from operations	$(2,354)	$(3,261)	$907

(1)	Revenue and expenses attributable to the mobile navigation and GPS products lines are those which are fully severable and would not be realized in absence of these product lines

Cobra Mobile Navigation Strategy - 5

Reconciliation of GAAP Operating Loss to Adjusted Operating Earnings

Cobra Business Segment

(Dollars in Thousands)

For the Year Ended December 31, 2006

	Actual	Mobile Navigation/ GPS Product Lines (1)	Adjusted
Net Sales	$150,974	$22,479	$128,495
Cost of Sales	122,325	25,450	96,875

Gross Profit	28,649	(2,971)	31,620
Selling, general and administrative expense	31,008	1,393	29,615

Earnings (loss) from operations	$(2,359)	$(4,364)	$2,005

(1)	Revenue and expenses attributable to the mobile navigation and GPS products lines are those which are fully severable and would not be realized in absence of these product lines